Exhibit 97.1

Compensation Recovery Policy
Version 2.0 – Last Updated October 21, 2025

© TBK Bank, SSB, DBA Triumph12700 Park Central Dr., Suite 1700, Dallas, TX 75251 | 214.365.6900 | triumph.io

1.Purpose
This Policy sets forth the terms on which the Company may recover erroneously awarded compensation from its executive officers. This Policy is intended to comply with Rule 10D-1 under the Exchange Act and New York Stock Exchange Listing Rule 303A.14.
2.Definitions
Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:
(a)    “Board” means the Board of Directors of the Company.
(b)    “Committee” means the Compensation Committee of the Board, except as otherwise provided in Section 5(b).
(c)    “Company” means Triumph Financial, Inc.
(d)    “Effective Date” means October 2, 2023.
(e)    “Exchange” means the New York Stock Exchange.
(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(g)    “erroneously awarded compensation” has the meaning set forth in Section 3(c).
(h)    “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy making function is not intended to include policy making functions that are not significant. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.
(i)    “financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.
(j)    “incentive based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
(k)    “named executive officer” has the meaning set forth in Item 402(b)(3) of SEC Regulation S-K.

(l) “Policy” means this Triumph Financial, Inc. Compensation Recovery Policy, as in effect from time to time.
(m)    “received” with respect to incentive-based compensation has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive based compensation award is attained, even if the payment or grant of the incentive based compensation occurs after the end of that period.
(n)    “SEC” means the U.S. Securities and Exchange Commission.

3.Recovery of Erroneously Awarded
Compensation
The Company shall recover reasonably promptly the amount of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(a)    Scope of Policy. This Policy shall apply to all incentive based compensation     received on or after the Effective Date by a person:
    (i) After beginning service as an executive officer;
    (ii)    Who served as an executive officer at any time during the performance period for that incentive based compensation;
    (iii)    While the Company has a class of securities listed on a national securities exchange or a national securities association; and
    (iv)    During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

(b)    Date of Accounting Restatement. The date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of:
    (i)    the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and
    (ii)    the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in the first paragraph of this Section 3.
(c)    Amount Subject to Recovery. The amount of incentive based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive based compensation received that exceeds the amount of incentive based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(d)    Impracticability of Recovery. The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below in this Section 3(d) are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
    (i)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

    (ii)    Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.
    (iii)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(e)    Prohibition on Indemnification. The Company shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation.
(f)    Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.
4.Disclosure
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable rules of the SEC. Without limiting the generality of the foregoing, the Company shall file the disclosures set forth below.
(a)    Publication of this Policy. The Company shall file a copy of this Policy as an exhibit to its annual report on Form 10-K.
(b)    Annual Report Check Mark. The Company shall indicate by check mark on the cover page to its annual report on Form 10-K: (i) whether the financial statements of the Company included in the filing reflect the correction of an error to previously issued financial statements; and (ii) whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation pursuant to this Policy.
(c)    Disclosure of Action to Recover Erroneously Awarded Compensation. The Company shall make the disclosures set forth below in proxy or information statements that call for disclosure pursuant to Item 402 of SEC Regulation S-K and its annual report on Form 10-K.

    (i)    If at any time during or after the last completed fiscal year the Company was required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to this Policy, or there was an outstanding balance as of the end of the last completed fiscal year of erroneously awarded compensation to be recovered from the application of this Policy to a prior restatement, the Company shall provide the following information:

        (1)    For each restatement:

    A.    The date on which the Company was required to prepare an
        accounting restatement;

    B.    The aggregate dollar amount of erroneously awarded
    compensation attributable to such accounting restatement, including an analysis of how the amount was calculated;

    C.    If the financial reporting measure related to a stock price or total shareholder return metric, the estimates that were used in determining the erroneously awarded compensation attributable to such accounting restatement and an explanation of the methodology used for such estimates;

    D.    The aggregate dollar amount of erroneously awarded compensation that remains outstanding at the end of the last completed fiscal year; and

    E.    If the aggregate dollar amount of erroneously awarded compensation has not yet been determined, disclosure of this fact, an explanation of the reason(s) and disclosure of the information required in the foregoing clauses (B) through (D) in the next filing that is required to include disclosure pursuant to Item 402 of SEC Regulation S-K;
    (2)    If recovery would be impracticable pursuant to Section 3(d), for each current and former named executive officer and for all other current and former executive officers as a group, disclose the amount of recovery forgone and a brief description of the reason the Company decided in each case not to pursue recovery; and
    (3)    For each current and former named executive officer from whom, as of the end of the last completed fiscal year, erroneously awarded compensation had been outstanding for 180 days or longer since the date the Company determined the amount the individual owed, disclose the dollar amount of outstanding erroneously awarded compensation due from each such individual.

    (ii)    If at any time during or after its last completed fiscal year the Company was required to prepare an accounting restatement, and the Company concluded that recovery of erroneously awarded compensation was not required pursuant to this Policy, a brief explanation of why application of this Policy resulted in this conclusion.

5.Administration
(a)    Effective Date. This Policy went into effect on the Effective Date and superseded the Company’s Clawback Policy, last amended April 26, 2022, in its entirety.
(b)    Authority of Committee. This Policy shall be administered and interpreted by the Committee in accordance with NYSE Listing Rule 303A.14, Rule 10D-1 under the Exchange Act and other applicable federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this Policy also may be administered by the Board, and to the extent that the Policy is administered by the Board, references in this Policy to the “Committee” shall be understood to refer to the full Board.
(c)    Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.
(d)    Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement, award or arrangement or applicable law; provided, however, that the Company shall not recover amounts pursuant to such other policy, plan, agreement, arrangement or law to the extent such amounts are recovered pursuant to this Policy.

TRIUMPH FINANCIAL, INC.
COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, I, the undersigned, for good and valid consideration, including continuing participation in Triumph Financial, Inc.’s (the “Company’s”) incentive compensation programs, acknowledge and agree as follows:

1.I have received and reviewed a copy of the Triumph Financial, Inc. Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”);
2.I am bound by, subject to, and shall comply with, all terms and conditions of the Policy, both during and after my period of employment with the Company and its affiliates;
3.In the event of any conflict between the Policy and the terms of any employment or other agreement to which I am a party, or any compensation or benefit plan, program or arrangement in which I participate, the terms of the Policy shall govern;
4.If it is determined by the Committee (as defined in the Policy) that any amounts granted, awarded, paid or provided to me should be forfeited or reimbursed to the Company or its affiliates, I shall promptly take any action necessary to effectuate such forfeiture and/or reimbursement and I expressly and explicitly authorize (a) the Company to issue instructions, on my behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold my Company shares and other amounts acquired under Company incentive plans to re-convey, transfer or otherwise return such shares and/or other amounts to the Company and (b) the Company’s recovery of any erroneously awarded compensation under the Policy through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to me, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason.

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